GMAC
Commercial Mortgage
550 California Street, 12th Floor
San Francisco, CA 94101
Tel.  415-835-9200
Fax   415-391-2949


                          PNC Mortgage Acceptance Corp.
                                 Series 2000-C1
                        Annual Statement as to Compliance
                 For Period of June 1 through December 31, 2000


Pursuant to section 3.14 of the Pooling and Servicing Agreement, I attest that:

(i.) A review of the activities of GMAC Commercial Mortgage as Special Servicer during the period, and of its performance under this Agreement, has been made under my supervision.

(ii.) To the  best of my  knowledge,  based  on  such  review,  GMAC  Commercial
      Mortgage as Special Servicer, has fulfilled in all material respects all of its obligations under this Agreement throughout the period. However, during the period of June 1 though December 31, 2000, GMAC Commercial Mortgage as Special Servicer did not service any Specially Serviced Mortgaged Loans.

(iv.) GMAC Commercial Mortgage as Special Servicer has received no notice regarding qualifications, or challenging the status, of the REMIC I, REMIC II or REMIC III as a REMIC from the Internal Revenue Service or any other governmental agency or body.




BY:   /s/ Michele Heisler                 Date: 2/16/01
      ------------------------                  -------------------
      Michele Heisler
      Vice President, GMAC Commercial Mortgage Corporation